 EXHIBIT 4.2
AMENDING AGREEMENT

THIS AMENDING AGREEMENT is dated effective as of August 15, 2013.

AMONG:

ANDORA ENERGY CORPORATION, a body corporate, incorporated pursuant to the laws of the Province of Alberta (hereinafter referred to as “Andora”)

- and -

NORTHERN ALBERTA OIL LTD., a body corporate, incorporated pursuant to the laws of the Province of Alberta (hereinafter referred to as “NAOL”)

 - and -

DEEP WELL OIL & GAS (ALBERTA) LTD., a body corporate, incorporated pursuant to the laws of the Province of Alberta (hereinafter referred to as “Deep Well”)

WHEREAS:

(A)   Andora, NAOL and Deep Well are parties to the Demonstration Project Joint Operating Agreement for the Sawn Lake Area, Alberta dated July 30, 2013 (the “DPA”); and

(B)           the parties hereto wish to amend the DPA, as set forth in this Amending Agreement.

NOW THEREFORE, in consideration of the premises and the respective covenants and agreements set forth herein and in the DPA, the parties hereto agree to follows:

1.             INTERPRETATION

This Amending Agreement is supplemental to and shall form one agreement with the DPA and the DPA and this Amending Agreement shall be read together and have effect so far as practicable as though all the provisions thereof and hereof were contained in one instrument.

2.             AMENDMENT

(a)           The parties hereto acknowledge and agree that the date of “Friday, August 30, 2013” in Clause 5 (d) of the DPA be deleted and replaced instead with the date of “Monday, August 19, 2013”.

(b)           The parties hereto acknowledge and agree that the date of “August 16, 2013” in Clause 9 (a) of the DPA be deleted and replaced instead with the date of “September 5, 2013”.

(c)           The parties hereto acknowledge and agree that the date of “August 16, 2013” in Clause 9 (d) of the DPA be deleted and replaced instead with the date of “September 5, 2013”.

(d)           The parties hereto acknowledge and agree that the date of “August 16, 2013” as listed after “Execution of New JOA by…” in “Conditions Presedent to Cloasing” in Schedule “D” attached to and forming part of the DPA be deleted and replaced instead with the date of “September 5, 2013”.

(e)           The parties hereto acknowledge and agree that the date of “August 16, 2013” as listed after “Execution of New JOA by…” in “Conditions Prescendent to Closing” in Schedule “E: attached to and forming part of the DPA be deleted and replaced instead with the date of “September 5, 2013”.

3.             CONFIRMATION

The parties hereto hereby acknowledge and confirm that, except as specifically amended by the provisions of this Amending Agreement, all of the terms and conditions contained in the DPA are and shall remain in full force and effect, unamended, in accordance with the provisions thereof.

4.             ENUREMENT

This Amending Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and assigns.

5.             TIME

Time shall be of the essence of this Amending Agreement.

6.             GOVERNING LAWS

This Amending Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta.

7.             EXECUTION IN COUNTERPART

This Amending Agreement may be executed by the parties in separate counterparts (and by facsimile transmission or by a scanned copy by electronic mail) each of which when so executed and transmitted or delivered shall be an original, but all such counterparts shall together constitute one and the same agreement.

-Signature Page Follows-

IN WITNESS WHEREOF the parties hereto have caused this Amending Agreement to be duly executed as of the day and year first above written.

NORTHERN ALBERTA OIL LTD.		ANDORA ENERGY CORPORATION

Per:		Per:
	Curtis Sparrow		William Ostlund, President

DEEP WELL OIL & GAS (ALBERTA) LTD.,

Per:
Curtis Sparrow